Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com
Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com
For Immediate Release
The Toro Company Reports Results for the Second Quarter of Fiscal 2024
Record Net Sales Driven by Exceptional Growth in Residential Segment and Underground Construction
Significant Progress in Reducing Dealer Field Inventories of Lawn Care Products
Reaffirms Full-Year Fiscal 2024 Guidance
•Second-quarter net sales of $1.35 billion, compared to $1.34 billion in the same period of fiscal 2023
•Second-quarter reported diluted EPS of $1.38, compared to $1.59 in the same period of fiscal 2023
•Second-quarter *adjusted diluted EPS of $1.40, compared to $1.58 in the same period of fiscal 2023
BLOOMINGTON, Minn.—(BUSINESS WIRE) — June 6, 2024—The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today reported results for its fiscal second quarter ended May 3, 2024.
“We executed well in the second quarter, delivering results aligned with our expectations and achieving record net sales,” said Richard M. Olson, chairman and chief executive officer. “We realized exceptional growth in our residential segment due to our strong mass channel, successful new product introductions, and better weather conditions compared to last year. Our quarterly results also reflect growth in our professional segment’s underground and specialty construction, and golf and grounds businesses. For these businesses, our team drove incremental output within our existing manufacturing footprint to address elevated order backlog and better serve our customers. Importantly, we made significant progress in reducing dealer field inventories of lawn care equipment in both the residential and professional segment, a result of lower shipments to that channel, coupled with spring retail momentum.
“Throughout the quarter, we advanced our enterprise strategic priorities and introduced innovative products that address our customers’ most pressing needs. Recent examples include our new generation of Toro TimeCutter® and Titan® zero turn mowers, for which customer response exceeded expectations, our new TX1000 Turbo compact utility loader with enhanced SmartPower® features for improved operator efficiency and productivity, and the world’s most powerful all-terrain horizontal directional drill, the Ditch Witch AT120, for the accelerating underground construction market.

OUTLOOK
“Our strong business fundamentals, leadership in attractive end markets, and deep relationships give us confidence in our ability to deliver growth in fiscal 2024,” added Olson. “For our professional segment, we expect continued strength in demand for our underground construction business, supported by a long runway of robust private and public multi-year spending to address global infrastructure needs. We also expect continued strength in our golf business, with healthy budgets supported by the sustained momentum in rounds played, an increase in new golfers, and new course development. For these businesses, order backlog remains elevated and, as such, we expect to continue driving increased output to improve lead times. For lawn care products, we are encouraged by the positive signs of recovery in homeowner markets along with the favorable spring weather patterns to date. We expect continued growth in shipments to our residential segment mass channel, and anticipate this growth will help offset our expectations for lower preseason shipments of snow and ice management products given the lack of snow this past winter.
“Overall, our team is laser focused on operating with dedication and agility, driving productivity across the enterprise, and capitalizing on our innovative product portfolio to drive value for our customers, channel partners and shareholders,” concluded Olson.
For fiscal 2024, the company continues to expect low single-digit total company net sales growth, and *adjusted diluted EPS in the range of $4.25 to $4.35. This guidance is based on current visibility and assumes:
•continued strong demand and stable supply for businesses with elevated order backlog;
•a continuation of macro factors that have driven increased consumer and channel caution; and
•weather patterns aligned with historical averages for the remainder of the year.
This guidance also considers:
•elevated field inventory levels of lawn care and snow and ice management products;
•manufacturing inefficiencies as production and inventory levels continue to be adjusted to market conditions; and
•the net impact across all residential mass channel partners related to our new strategic partnership with Lowe's.
SECOND-QUARTER FISCAL 2024 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY24 Q2	FY23 Q2	% Change	FY24 Q2	FY23 Q2	% Change
Net Sales	$1,349.0	$1,339.3	1%	$1,349.0	$1,339.3	1%
Net Earnings	$144.8	$167.5	(14)%	$147.3	$166.4	(12)%
Diluted EPS	$1.38	$1.59	(13)%	$1.40	$1.58	(11)%

SECOND-QUARTER FISCAL 2024 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the second quarter were $1,005.6 million, down 5.9% from $1,068.7 million in the same period last year. The decrease was primarily driven by lower shipments of zero-turn mowers, partially offset by higher shipments of underground and specialty construction equipment and golf and grounds products.
•Professional segment earnings for the second quarter were $190.7 million, down 16.2% from $227.5 million in the same period last year, and when expressed as a percentage of net sales, 19.0%, compared to 21.3% in the prior-year period. The change in profitability as expected was primarily due to lower net sales volume and higher material and manufacturing costs, partially offset by productivity improvements.
Residential Segment
•Residential segment net sales for the second quarter were $335.6 million, up 26.3% from $265.8 million in the same period last year. The increase was primarily driven by higher shipments to our mass channel, partially offset by lower shipments to our dealer channel.
•Residential segment earnings for the second quarter were $36.1 million, up 59.0% from $22.7 million in the same period last year, and when expressed as a percentage of net sales, 10.8%, up from 8.6% in the prior-year period. The year-over-year increase was largely due to net sales leverage and productivity improvements, partially offset by product mix and higher material and manufacturing costs.
OPERATING RESULTS
Gross margin and *adjusted gross margin for the second quarter were both 33.6%, down from 35.8% for both in the same prior-year period. The decrease was primarily due to product mix and higher material and manufacturing costs, partially offset by productivity improvements.
SG&A expense as a percentage of net sales for the second quarter was 19.7%, compared with 19.5% in the prior-year period. The increase was primarily driven by slightly higher corporate expenses, mostly offset by lower marketing costs.
Operating earnings as a percentage of net sales were 13.9% for the second quarter, compared with 16.3% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the second quarter were 14.2%, compared with 16.3% in the same prior-year period.
Interest expense was $16.7 million for the second quarter, up $2.0 million from the same prior-year period. This increase was primarily due to higher average outstanding borrowings and higher average interest rates.
The reported effective tax rate for the second quarter was 19.2%, compared with 20.6% in the same prior year period. The *adjusted effective tax rate for the second quarter was 19.8% compared with 21.1% in the same prior year period. The decrease for both the reported and *adjusted effective tax rate was primarily due to a more favorable geographic mix of earnings.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
June 6, 2024 at 10:00a.m. CDT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00a.m. CDT on June 6, 2024. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.55 billion in fiscal 2023, The Toro Company’s global presence extends to more than 125 countries through a portfolio of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, American Augers, Trencor, Pope, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and our related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2024 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2024 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2024 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2024 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2024 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “anticipate,” “believe,” “become,” “can,” “continue,” “could,” “encourage,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “improve,” “intend,” “likely,” “looking ahead,” “may,” “optimistic,” “outlook,” “plan,” “possible,” “potential,” “pro forma,” “project,” “promise,” “pursue,” “should,” “strive,” “target,” “will,” “would,” “seek,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2024 financial guidance, expectations regarding demand trends, supply chain stabilization and AMP, and other statements made under the "Outlook" section of this release. Particular risks and uncertainties that may affect the company’s operating results or financial position or cause actual events and results to differ materially from those projected or implied include: adverse worldwide economic conditions, including inflationary pressures and higher interest rates; the effect of abnormal weather patterns; customer, government and municipal revenue, budget spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics, and resins; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; risks associated with acquisitions and dispositions; impacts of the company’s AMP initiative and any future restructuring activities or productivity or cost savings initiatives; COVID-19 related factors, risks and challenges; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; management of strategic partnerships, key customer relationships, alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per-share data)

	Three Months Ended		Six Months Ended
	May 3, 2024	May 5, 2023	May 3, 2024	May 5, 2023
Net sales	$1,349.0	$1,339.3	$2,350.9	$2,488.2
Cost of sales	896.0	859.6	1,553.4	1,612.6
Gross profit	453.0	479.7	797.5	875.6
Gross margin	33.6%	35.8%	33.9%	35.2%
Selling, general and administrative expense	265.4	260.9	521.3	520.4
Operating earnings	187.6	218.8	276.2	355.2
Interest expense	(16.7)	(14.7)	(32.9)	(28.8)
Other income, net	8.3	6.7	16.0	15.7
Earnings before income taxes	179.2	210.8	259.3	342.1
Income tax provision	34.4	43.3	49.6	67.8
Net earnings	$144.8	$167.5	$209.7	$274.3

Basic net earnings per share of common stock	$1.39	$1.60	$2.01	$2.62

Diluted net earnings per share of common stock	$1.38	$1.59	$2.00	$2.60

Weighted-average number of shares of common stock outstanding — Basic	104.4	104.7	104.4	104.6

Weighted-average number of shares of common stock outstanding — Diluted	104.9	105.6	104.9	105.6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Six Months Ended
Segment net sales	May 3, 2024	May 5, 2023	May 3, 2024	May 5, 2023
Professional	$1,005.6	$1,068.7	$1,762.1	$1,949.4
Residential	335.6	265.8	575.7	530.5
Other	7.8	4.8	13.1	8.3
Total net sales*	$1,349.0	$1,339.3	$2,350.9	$2,488.2

*Includes international net sales of:	$268.2	$276.4	$473.2	$521.7

	Three Months Ended		Six Months Ended
Segment earnings (loss) before income taxes	May 3, 2024	May 5, 2023	May 3, 2024	May 5, 2023
Professional	$190.7	$227.5	$303.5	$371.6
Residential	36.1	22.7	59.6	60.5
Other	(47.6)	(39.4)	(103.8)	(90.0)
Total segment earnings before income taxes	$179.2	$210.8	$259.3	$342.1

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in millions)

	May 3, 2024	May 5, 2023	October 31, 2023
ASSETS
Cash and cash equivalents	$188.8	$151.3	$193.1
Receivables, net	623.1	462.0	407.4
Inventories, net	1,105.0	1,127.5	1,087.8
Prepaid expenses and other current assets	102.3	86.0	110.5
Total current assets	2,019.2	1,826.8	1,798.8

Property, plant, and equipment, net	637.8	605.8	641.7
Goodwill	450.7	584.6	450.8
Other intangible assets, net	522.7	568.4	540.1
Right-of-use assets	117.3	71.9	125.3
Investment in finance affiliate	51.7	53.2	50.6
Deferred income taxes	31.0	11.3	14.2
Other assets	21.8	19.4	22.8
Total assets	$3,852.2	$3,741.4	$3,644.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$13.5	$—	$—
Accounts payable	512.4	514.8	430.0
Accrued liabilities	503.2	493.3	499.1
Short-term lease liabilities	19.6	15.9	19.5
Total current liabilities	1,048.7	1,024.0	948.6

Long-term debt, less current portion	1,003.3	1,041.2	1,031.5
Long-term lease liabilities	103.2	58.0	112.1
Deferred income taxes	0.4	18.5	0.4
Other long-term liabilities	45.2	39.7	40.8

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	104.0	104.1	103.8
Retained earnings	1,583.2	1,485.1	1,444.1
Accumulated other comprehensive loss	(35.8)	(29.2)	(37.0)
Total stockholders’ equity	1,651.4	1,560.0	1,510.9
Total liabilities and stockholders’ equity	$3,852.2	$3,741.4	$3,644.3

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Six Months Ended
	May 3, 2024	May 5, 2023
Cash flows from operating activities:
Net earnings	$209.7	$274.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(10.4)	(8.7)
Distributions from (contributions to) finance affiliate, net	9.3	(5.2)
Depreciation of property, plant, and equipment	43.4	38.3
Amortization of other intangible assets	17.5	17.9
Stock-based compensation expense	15.3	10.7
Other	0.6	0.9
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(214.6)	(127.2)
Inventories, net	(15.6)	(75.5)
Other assets	(1.0)	(7.7)
Accounts payable	81.0	(64.6)
Other liabilities	(0.1)	8.5
Net cash provided by operating activities	135.1	61.7

Cash flows from investing activities:
Purchases of property, plant, and equipment	(39.5)	(70.1)
Proceeds from insurance claim	—	7.1
Proceeds from asset disposals	0.1	0.3
Proceeds from divestitures	1.9	—
Net cash used in investing activities	(37.5)	(62.7)

Cash flows from financing activities:
Net (repayments) borrowings under the revolving credit facility[1]	(15.0)	50.0
Proceeds from exercise of stock options	1.9	17.6
Payments of withholding taxes for stock awards	(2.5)	(2.8)
Purchases of TTC common stock	(10.0)	(24.3)
Dividends paid on TTC common stock	(75.1)	(71.1)
Other	(2.7)	(1.6)
Net cash used in financing activities	(103.4)	(32.2)

Effect of exchange rates on cash and cash equivalents	1.5	(3.7)

Net decrease in cash and cash equivalents	(4.3)	(36.9)
Cash and cash equivalents as of the beginning of the fiscal period	193.1	188.2
Cash and cash equivalents as of the end of the fiscal period	$188.8	$151.3
1    Presentation of prior year revolving credit facility and long-term debt activity has been conformed to the current year presentation. There was no change to net cash used in financing activities.

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the six month periods ended May 3, 2024 and May 5, 2023:

	Three Months Ended		Six Months Ended
	May 3, 2024	May 5, 2023	May 3, 2024	May 5, 2023
Gross profit	$453.0	$479.7	$797.5	$875.6
Acquisition-related costs[1]	—	—	—	0.2
Adjusted gross profit	$453.0	$479.7	$797.5	$875.8

Operating earnings	$187.6	$218.8	$276.2	$355.2
Acquisition-related costs[1]	—	—	—	0.5
Productivity initiative[2]	4.4	—	8.3	—
Adjusted operating earnings	$192.0	$218.8	$284.5	$355.7

Operating earnings margin	13.9%	16.3%	11.7%	14.3%
Productivity initiative[2]	0.3%	—%	0.4%	—%
Adjusted operating earnings margin	14.2%	16.3%	12.1%	14.3%

Earnings before income taxes	$179.2	$210.8	$259.3	$342.1
Acquisition-related costs[1]	—	—	—	0.5
Productivity initiative[2]	4.4	—	8.3	—
Adjusted earnings before income taxes	$183.6	$210.8	$267.6	$342.6

Income tax provision	$34.4	$43.3	$49.6	$67.8
Acquisition-related costs[1]	—	—	—	0.1
Productivity initiative[2]	0.9	—	1.7	—
Tax impact of share-based compensation[3]	1.0	1.1	2.5	4.7
Adjusted income tax provision	$36.3	$44.4	$53.8	$72.6

Net earnings	$144.8	$167.5	$209.7	$274.3
Acquisition-related costs, net of tax[1]	—	—	—	0.4
Productivity initiative, net of tax[2]	3.5	—	6.6	—
Tax impact of share-based compensation[3]	(1.0)	(1.1)	(2.5)	(4.7)
Adjusted net earnings	$147.3	$166.4	$213.8	$270.0

Net earnings per diluted share	$1.38	$1.59	$2.00	$2.60
Productivity initiative, net of tax[2]	0.03	—	0.06	—
Tax impact of share-based compensation[3]	(0.01)	(0.01)	(0.02)	(0.04)
Adjusted net earnings per diluted share	$1.40	$1.58	$2.04	$2.56

Effective tax rate	19.2%	20.6%	19.1%	19.8%
Tax impact of share-based compensation[3]	0.6%	0.5%	1.0%	1.4%
Adjusted effective tax rate	19.8%	21.1%	20.1%	21.2%
1    On January 13, 2022, the company completed the acquisition of Intimidator Group. Acquisition-related costs for the six month period ended May 5, 2023 represent integration costs.
2    In the first quarter of fiscal 2024, the company launched the "Amplifying Maximum Productivity" or AMP initiative. The company considered the nature, frequency, and scale of this initiative compared to prior productivity initiatives when determining that the expenses associated with AMP, unlike prior productivity initiatives, are not common, normal, recurring operating expenses and are not representative of the company's ongoing business operations. Productivity initiative charges for the three and six month periods ended May 3, 2024 primarily represent third-party consulting costs.

3    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three and six month periods ended May 3, 2024 and May 5, 2023.
Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, net of proceeds from insurance claim. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the six month periods ended May 3, 2024 and May 5, 2023:

	Six Months Ended
(Dollars in millions)	May 3, 2024	May 5, 2023
Net cash provided by operating activities	$135.1	$61.7
Less: Purchases of property, plant and equipment, net of proceeds from insurance claim	39.5	63.0
Free cash flow	$95.6	$(1.3)
Net earnings	$209.7	$274.3
Free cash flow conversion percentage	45.6%	(0.5)%
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